UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2018

BBX CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 8.01	Other Events.

On October 18, 2018, BBX Capital Corporation and certain of its subsidiaries (“BBX”) entered into an agreement pursuant to which BBX has agreed, subject to the satisfaction or waiver of the conditions to closing, to acquire a fifty percent (50%) membership interest in The Altman Companies, LLC (“Altman Companies”), which includes membership interests in Altman Development Company, Altman-Glenewinkel Construction, and Altman Management Company, for $11.8 million.   Simultaneously with the investment in Altman Companies, BBX has agreed to acquire interests in the manager of eight multi-family real estate developments (the “Developments”) for a total purchase price of $10.9 million.

Altman Companies is a real estate development company which operates a fully integrated platform covering all aspects of the development process from site selection, underwriting, design, construction, management and sale of apartment communities. Its real estate and development activities are typically financed through a combination of internal and external equity and institutional debt.  In some instances, Altman Companies may decide to hold and operate an apartment community rather than selling it. In those cases, efforts are pursued to refinance third party equity and debt with longer term capital.

BBX has also agreed, subject to various terms and conditions, to acquire an additional forty percent (40%) of the membership interests in Altman Companies for $9.4 million in approximately four years after the closing of the initial purchase. The seller, Joel Altman, can also, at his option, or in other predefined circumstances, require BBX to acquire the remaining ten percent (10%) interest in Altman Companies for $2.4 million.

BBX expects that Altman Companies will continue to operate primarily as a real estate developer with Joel Altman serving as its Chief Executive Officer. Initially, Altman Companies will be managed by a four-member executive committee, two of which members will be selected by BBX and two of which will be selected by Joel Altman. In certain instances, actions by the executive committee will require approval by a majority of a board of managers, which will initially be comprised of the four members of the executive committee and a fifth member. In addition, certain major decisions will require unanimous approval of the members of the executive committee. Composition of the executive committee and the board of managers will change at the time BBX acquires additional membership interests in Altman Companies. It is anticipated that if the transaction is consummated, BBX and Joel Altman will invest in future projects based on their relative ownership percentages in Altman Companies going forward.

Closing of the investment in Altman Companies and the Developments is subject to the satisfaction or waiver of certain conditions, including obtaining consents from lenders and investors in the Developments. BBX anticipates completing the investment by year end, 2018.

The acquisition of Altman Companies and the Developments is not anticipated to be a significant acquisition as defined by Rule 11-01(b) of Regulation S-X.

See the Press Release attached as Exhibit 99.1 for additional information regarding the transaction including risks and uncertainties regarding forward looking information all of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 19, 2018

BBX Capital Corporation

By: /s/ Raymond S. Lopez
Raymond S. Lopez,
Chief Financial Officer